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                                                                  Exhibit 12 (a)

              GENERAL ELECTRIC CAPITAL SERVICES, INC.
                    AND CONSOLIDATED AFFILIATES

         Computation of Ratio of Earnings to Fixed Charges

                                                           Years ended December 31,
                                               ------------------------------------------------
                                                1995      1994      1993       1992      1991
(Dollar amounts in millions)                   -------   -------   -------    -------   -------

Earnings from continuing
 operations............................        $ 2,415   $ 2,085   $ 1,567    $ 1,331   $ 1,215
Provision for income taxes.............          1,105       864       642        404       317
Minority interest......................            140       139       134         40        33
Cumulative effect to January 1,
 1991, of accounting change for
 post retirement benefits other
 than pensions.........................             -         -        -           -          6
                                               -------   -------   -------    -------   -------
Earnings before income taxes,
 minority interest and accounting
 change................................         3,660      3,088     2,343      1,775     1,571
                                              -------    -------   -------    -------   -------
Fixed charges:
  Interest.............................         6,731      4,598     3,585      3,780     4,413
  One-third of rentals.................           175        156       138         92        36
                                              -------    -------   -------    -------   -------
Total fixed charges....................         6,906      4,754     3,723      3,872     4,449
                                              -------    -------   -------    -------   -------
Less interest capitalized, net of
 amortization..........................            21          9         4          6         7
                                              -------    -------   -------    -------   -------
Earnings before income taxes,
 minority interest and accounting
 change, plus fixed charges............       $10,545    $ 7,833   $ 6,062    $ 5,641   $ 6,013
                                              =======    =======   =======    =======   =======
Ratio of earnings to fixed
 charges...............................          1.53       1.65      1.63       1.46      1.35
                                              =======    =======   =======    =======   =======